CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the use of our report dated February 13, 1998 on the financial statements of The Masters' Select Equity Fund and The Masters' Select International Fund, separate series of Masters' Select Funds Trust, incorporated by reference therein in Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A, File No. 333-10015, as filed with the Securities and Exchange Commission.

         We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the captions "General Information" and "Financial Statements."




                                        McGladrey & Pullen, LLP



New York, New York
August 6, 1998